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                                                                     EXHIBIT 2.1

                            SHARE PURCHASE AGREEMENT




BETWEEN:

Metamor Worldwide Inc., a company incorporated in the state of Delaware, United States, with 32,408,448 shares of common stock, par value $0.01 per share, outstanding December 31, 1998, having its registered offices at 4400 Post Oak Parkway, Suite 1100, Houston Texas 77027, United States, represented by Peter T. Dameris acting in his capacity as Senior Vice President, General Counsel and Secretary, duly authorized for the purposes hereof (the "Purchaser"),


                                                               ON THE FIRST HAND


AND:

Delphi Group Plc, a company incorporated in England with Registered Number 1100467, with 29,480,324 shares of 5 pences each issued on the date of execution hereof, having its registered office at 33 Regent Street, London SW1Y 4NB, England, United-Kingdom, represented by Tony Reeves, acting in his capacity as Chief Executive, duly authorized for the purposes hereof (the "Seller"),


                                                              ON THE SECOND HAND


WHEREAS:


A. The Seller owns 918,068 shares representing 30.47% of the share capital giving access to 26.97% of the voting rights of Decan Groupe (referred to as the "Shares"), a French societe anonyme, having its registered offices at Saint Didier au Mont d'Or (69370), 6 rue Claude Chappe, France, with a share capital of FRF 30,134,800 divided into 3,013,480 shares of FRF 10 each, listed on the Paris Stock Exchange Secondary Market (Second Marche) and registered with the Lyon Registry of Commerce and Companies under n(degree) B 379 925 969 (the "Company").

B. The Purchaser wishes to acquire from the Seller (and the Seller wishes to sell to the Purchaser) the Shares on the terms and conditions set forth herein. In accordance with article 5-4-3 of the Reglement General du Conseil des Marches Financiers, the Purchaser will, following the acquisition of the Shares pursuant to this Agreement and of other shares held by one other shareholder pursuant to one other agreement entered into by the Purchaser simultaneously with this Agreement, undertake to offer to buy any remaining shares or other equity-securities held by minority shareholders through a public tender offer (offre publique d'achat).


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NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:


Article 1 - Purchase and Sale - Price

1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, the Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, the Shares with all rights attached and accruing thereto.

1.2 Purchase Price. The global purchase price for the Shares (the "Purchase Price") shall be equal to EURO 36,722,720 (thirty-six million seven hundred and twenty-two thousand seven hundred and twenty), i.e., EURO 40 (forty) per share.

         The Purchase Price shall be paid by the Purchaser to the Seller in EURO by no later than 3 p.m. (Paris Time) on February 5, 1999 (the "Completion Date") by way of direct transfer to the temporary account opened in the name of the Seller with Banque Lazard Freres et Cie in Paris with simultaneous instructions to the latter to transfer immediately such Purchase Price in same day funds by international money wire transfer to the bank account n(degree) 550/00/06440983, Sort Code 50 00 00, opened with the National Westminster Bank, located at 15 Bishopsgate, P.O. Box 34, London EC2P 2AP, England United Kingdom

1.3. The obligations of the Seller under this Agreement shall be conditional upon the announcement in the U.K. of a recommended offer by Adecco for the shares of the Seller which is planned to be made by the opening of business in London on February 4, 1999. Should such an announcement be made, this Agreement will have no further condition. Should the announcement of a recommended offer by Adecco not occur on February 4, 1999, the Seller irrevocably undertakes to sell the Shares to the Purchaser under the terms hereof, subject only to receiving an affirmative vote of the shareholders of the Seller, should such vote be legally necessary. The Seller agrees to prepare within the seven (7) business days from the date of this Agreement all necessary shareholders' communication so that the Seller may satisfy the requirements of Rule 21 of the Take Over Code and conclude the Sale of the Shares to the Purchaser.


Article 2 - Completion Matters

On the Completion Date:

2.1      The Seller shall deliver to the Purchaser:

         (a) a duly executed share transfer form (ordre de mouvement) in the name of the Purchaser providing for the transfer to the Purchaser of the Shares;

         (b) a certified copy of the written resolution of the board of the Seller approving the sale of the Shares to the Purchaser;

         (c) a letter of resignation of the Seller as Director of the Company.


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2.2.     The Purchaser shall deliver to the Seller:

         (a) satisfactory evidence from Banque Lazard Freres et Cie as to the payment by the Purchaser of the Purchase Price to the temporary account of the Seller and the subsequent international money wire transfer to the bank account of the Seller with National Westminster Bank referred to above;

         (b) a certified copy of the minutes of the board meeting of the Purchaser approving the purchase of the Shares from the Seller.


Article 3 - Representations of the Seller and the Purchaser

3.1      The Seller represents and acknowledges as follows:

         (a)      the Seller is the registered owner of the Shares;

         (b) the Seller has a full, unfettered legal right and authority to enter into and perform its obligations under this Agreement and to sell and transfer the Shares to the Purchaser;

         (c) the execution, delivery and performance of this Agreement by the Seller have been duly and validly authorized by a written resolution of the board members of the Seller;

         (d) the Shares are fully paid up and free from all pledges, liens, third-party rights and other encumbrances;


3.2      The Purchaser represents and acknowledges as follows:


         (a) the Purchaser is duly incorporated under the laws of the State of Delaware, United States, and is validly in existence and in good standing under such laws;

         (b) the Purchaser has a full, unfettered legal right and authority to enter into and perform its obligations under this Agreement and to sell and transfer the Shares;

         (c) the execution, delivery and performance of this Agreement by the Purchaser have been duly and validly authorized by the Purchaser's Board meeting held on January 28, 1999; and

         (d) upon delivery by the Seller of the executed share transfer form referred to in 2.1(a) above, the Purchaser will register forthwith with the financial institution in charge of registering any transfers of shares of the Company (etablissement teneur de comptes) the transfer of the Shares and will provide evidence to the Seller that such transfer has been validly completed;


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         (e)      in accordance with article 5-3-1 of the Reglement General du
                  Conseil des Marches Financiers, the Purchaser undertakes to request on the Completion Date from the Conseil des Marches Financiers the authorization to initiate a public tender offer (offre publique d'achat) on the shares in the Company and in this respect to comply with any and all regulations issued by the French and U.S. stock exchange authorities.


Article 4 - Announcements

Except as may be required by any applicable law or regulations and in particular any French, U.S. or U.K. stock exchange regulations, the parties shall not, and shall not permit any employee, affiliate, adviser or agent to, make or release any unilateral announcement with respect to this Agreement or the contents thereof without the prior approval of the other parties, it being agreed that the sale of the shares by the Seller will be announced in the U.K. by opening of business on February 4, 1999. In such case, the parties will agree on the time, method and contents of any public announcement regarding the transactions contemplated herein.

Notwithstanding the above, the Company being subject to the rules applicable to listed companies the shares of which are traded on the Paris Stock Exchange, the parties or the Company may, as such, be required to make from time to time certain mandatory filings or announcements in relation to the transactions contemplated herein. In such a case, the parties shall use their best efforts to coordinate prior to making any such filing or announcement.


Article 5 - Miscellaneous

5.1      Notices

         Any notice, request, demand or other communication given or made by one party to the other party with reference to this Agreement shall be delivered by hand, by fax (with a copy mailed the same day or the next business day by registered mail, return receipt requested) or certified or registered mail, postage prepaid, return receipt requested, and shall be deemed given (i) if delivered by hand, when so delivered, as evidenced by receipt; (ii) if faxed (with mailing of a copy thereof) on the next business day following the day the fax is sent (the date of the fax transmittal sheet being evidence of the date of sending); or
         (iii) if mailed by registered mail, five (5) business days after mailing.

         If to the Seller, to:     Delphi Group plc.
                                   33 Regent Street
                                   London SW1Y 4NB, England
                                   Attention of Richard Pinder
                                   Fax n(degree)(44) 171 287 5951

         If to the Purchaser, to:  Metamor Worldwide, Inc.
                                   4400 Post Oak Parkway, Suite 1100
                                   Houston Texas 77027, USA
                                   Attention of Peter T. Dameris
                                   Fax n(degree) (713) 627 1059


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         Any party hereto may, by notice in writing served as set forth above, designate a different address or a different or additional person to whom such notices or communication are hereafter to be sent.

5.2      Severability - Amendment - Absence of Waiver

         (a) If any provision herein, or the application thereof to any circumstance of this Agreement, is held to be unenforceable, invalid or illegal by any court, arbitration tribunal, governmental agency or regulatory body of competent jurisdiction, such provision shall be deemed deleted from this Agreement or not applicable to such circumstance, as the case may be, and the remainder of this Agreement shall not be affected or impaired thereby and the parties shall negotiate in good faith to replace the offending provision by another enforceable, valid and legal provision that has the same or the most similar economic effect on the transaction contemplated hereby.

         (b) No amendments or modifications to this Agreement, or waiver of its terms, shall be valid unless in writing signed by each of the parties hereto.

         (c) No delay in the exercise by any party hereto of its rights hereunder shall be deemed a waiver of such rights. No waiver by any party hereto of any breach of any covenant, agreement, representation or warranty hereunder shall be deemed a waiver of any preceding or succeeding breach of the same or of any other covenant, agreement, representation or warranty.

5.3      Governing Law - Dispute Resolution

         This Agreement shall be construed and enforced in all respects and exclusively under the laws of France.

         Any dispute arising from or relating to this Agreement and its Appendix shall be submitted to the Paris Commercial Court (Tribunal de Commerce de Paris).

5.4      Single Agreement

         This Agreement expresses the entire agreement and understanding of the parties with respect to the matters set forth herein and supersedes all prior agreements, negotiations, drafts and understandings among the parties hereto pertaining to the subject hereof.

5.5      Expenses

         The parties shall bear their own costs and expenses incurred in connection with the preparation and negotiation of this Agreement and any other agreement or transaction herein contemplated.

5.6      Stamp and Regulation Duties

         It is specifically agreed that the Purchaser shall bear any stamp and/or registration duties which may be payable in connection with the sale and purchase of the Shares under this Agreement.


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5.7      Language

         This Agreement has been executed by the parties in English. In the event a French translation is produced, the parties agree that the English version shall constitute the only binding version of this Agreement.


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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in two separate originals, on February 3, 1999.





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For Metamor Worldwide, Inc.                  For Delphi Group plc